INVESTMENT ADVISORY AGREEMENT

Amended and Restated Investment Advisory Agreement (this "Agreement") made as of the 25th day of February, 2005, between NICHOLAS II, INC., a Maryland corporation (the "Fund"), and NICHOLAS COMPANY, INC., a Wisconsin corporation (the "Adviser"):

Whereas, the Fund and the Adviser are parties to that certain Investment Advisory Agreement, dated as of June 30, 1983 (the "Original Agreement").

Whereas, on February 7, 2005, the Board of Directors of the Fund authorized the designation and issuance of a new class of shares of the Fund, $0.01 par value per share ("Class N")and designated the existing Fund share class, Class I shares ("Class I").

Whereas, Class N shares are subject to a 12b-1 plan ("12b-1 plan") and a shareholder servicing plan ("service plan" and together with the 12b-1 plan, the "Plans") which provide for payment under the Plan to the Adviser for certain services to be provided to the Fund including without limitation, the payment of sales and promotion expenses.

Whereas, the Original Agreement provides for the payment of the Adviser in some instances, for the same or similar services, including without limitation, the payment of sales and promotion expenses.

Whereas, the parties desire to amend the Original Agreement in order to provide for its application to the Class N shares in a manner consistent with the terms of the Plans.

Whereas, the board of directors of the Fund believes that the amendment is in the best interest of the Fund's existing shareholders and the Fund.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

(1) The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees, during such period, to render the services and to assume the obligations herein set forth.

(2) The Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the affairs of the Fund.

(3) The Adviser, at its own expense and without reimbursement from the Fund, shall furnish office space, office facilities, and executive officers and executive expenses (such as health insurance premiums and including any other such expenses as may be permitted under Section 10(d)(7) of the Investment Company Act of 1940) for managing the assets of the Fund. The Adviser shall also bear all sales and promotional expenses of the Fund, other than expenses covered by the Plans. These expenses may include the cost of prospectuses delivered to prospective investors other than those sent to existing shareholders and those who have made unsolicited requests for information from the Fund. The Fund shall bear the expenses incurred in complying with laws regulating the offer, issuance or sale of securities. Fees paid for attendance at meetings of the Fund's board of directors to directors of the Fund who are not interested persons of the Adviser, as defined in the Investment Company Act of 1940, as amended, or officers or employees of the Fund, shall be borne by the Fund. The Fund shall bear all other expenses of its operations, or shall reimburse the Adviser for such other expenses initially incurred by it, provided that the total expenses borne by the Fund, including the Adviser's fee but excluding all Federal, state and local taxes, interest, and brokerage charges, shall not in any year exceed that percentage of average net asset value of the Fund for such year, as determined by appraisals made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's common stock is qualified for sale. The expenses of the Fund's operation borne by the Fund including, by way of illustration and not limitation, the costs of preparing and printing its Registration Statements required under the Securities Act of 1933 and the Investment Company Act of 1940 (and amendments thereto), the Securities Exchange Commission and in the various states, the cost of prospectuses, the cost of stock certificates, reports to shareholders, interest charges, taxes, legal expenses, noninterested directors' fees, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of the custodian of the Fund's assets, postage, charges and expenses of dividend disbursing agents, registrars and stock transfer agents, the cost of keeping all necessary shareholder records and accounts, and any other costs related to the aforementioned items.

The Fund shall monitor its expense ratio on a regular basis. At such times as it appears that the expenses of the Fund will exceed the expense limitation established herein, the Fund shall create an account receivable from the Adviser for the amount of such excess. The Adviser is deemed indebted to the Fund as of the last day of the Fund's fiscal year and shall pay to the Fund the amount shown on such account receivable not later than the last day of the first month following the end of the Fund's fiscal year.

(4) For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an annual fee, paid monthly, based on the average net asset value of the Fund, as determined by appraisal made as of the close of each business day of the month. The annual fee shall be .75% (1/16th of 1% on a monthly basis) of such net asset value up to and including $50,000,000, and .60% (1/20th of 1% on a monthly basis) of the average net asset value of the Fund in excess of $100,000,000. The Adviser must offset any excess expenses owed under the expense limitation contained in paragraph 3 herein against the minimum fee owed to it by the Fund at each contract payment date. Such fee shall be prorated in any month in which this Agreement is not in effect for the entire month.

(5) The Adviser shall not take, and shall not permit any of its shareholders, officers, directors, or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase, or in connection with the original capitalization of the Fund.

(6) The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Fund to use the name "Nicholas", it is understood and agreed that the Adviser reserves the right to use and permit other persons, firms or corporations, including investment companies, to use such name.

(7) This Agreement may not be amended without the approval of the board of directors of the Fund, including a majority of the disinterested directors, in the manner required by the Investment Company Act of 1940, and by the vote of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940.

(8) This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Investment Company Act of 1940). Until terminated as hereinbefore provided, this Agreement shall continue in effect so long as such continuance is specifically approved annually by (i) the board of directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940, and (ii) the board of directors of the Fund in the manner required by the Investment Company Act of 1940, provided that any such approval may be made effective not more than sixty (60) days thereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first written.

NICHOLAS II, INC.	NICHOLAS COMPANY, INC.

By /s/ David O. Nicholas	By /s/ Albert O. Nicholas
David O. Nicholas	Albert O. Nicholas
President	President